Exhibit 99.1

          IRON MOUNTAIN INCORPORATED DECLARES THREE-FOR-TWO STOCK SPLIT

    BOSTON, Dec. 7 /PRNewswire-FirstCall/ -- Iron Mountain Incorporated (NYSE:
IRM), the global leader in information protection and storage services, today announced that the Company's Board of Directors, at a meeting held earlier today, authorized and approved a three-for-two stock split effected in the form of a dividend on the Company's Common Stock, par value $.01 per share (the "Common Stock"). Shares of Common Stock will be issued on December 29, 2006, to all stockholders of record as of the close of business on December 18, 2006. Any fractional shares resulting from the dividend will be paid in cash. The stock split will increase Iron Mountain's total shares outstanding from approximately 133 million to approximately 200 million.

    Richard Reese, Chairman and CEO, stated, "In making its decision to split the stock, the Board of Directors considered the Company's solid financial performance together with the continuing appreciation of its stock price. This action reflects the Board's continued confidence in the long-term performance of the business. We also believe that the stock split will broaden the marketability and distribution of our stock."

    About Iron Mountain

    Iron Mountain Incorporated (NYSE: IRM) helps organizations around the world reduce the costs and risks associated with information protection and storage. The Company offers comprehensive records management and data protection solutions, along with the expertise and experience to address complex information challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in 1951, Iron Mountain is a trusted partner to more than 90,000 corporate clients throughout North America, Europe, Latin America and Asia Pacific. For more information, visit the Company's Web site at http://www.ironmountain.com.

    Investor Relations Contact:
    Stephen P. Golden
    Director, Investor Relations
    sgolden@ironmountain.com
    (617) 535-4799

SOURCE  Iron Mountain Incorporated
    -0-                             12/07/2006
    /CONTACT: Investor Relations, Stephen P. Golden, Director, Investor Relations of Iron Mountain Incorporated, +1-617-535-4799, or sgolden@ironmountain.com/
    /Web site:  http://www.ironmountain.com/